Exhibit 21.1
Subsidiaries of the Registrant
Andara Life Science, Inc., an Indiana corporation
Cyberkinetics, Inc., a Delaware corporation
CYBK, Inc., a Rhode Island corporation (subsidiary of Cyberkinetics, Inc.)